Exhibit 10.15

Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement

Executive is employed by Dell Inc., a Delaware corporation, its subsidiaries, affiliates, successors and assigns (“Dell”), in a position of trust and confidence. Dell expects Executive to play a critical role in Dell’s future business operations and desires to provide Executive with the strategic tools and commitments necessary to enable Executive to help Dell achieve its long-term goals. Likewise, Dell seeks to protect its sensitive, confidential and proprietary information, trade secrets and good will. Therefore, the Parties have agreed as follows:

1. Although Executive’s employment remains at-will, if Executive’s employment is terminated by Dell without Cause (as defined herein), Dell will pay Executive an amount equal to six months’ base salary, as severance, which Executive will receive upon Executive’s execution of a Severance Agreement and Release, in a form customarily used by Dell for its Executive Leadership Team and which does not modify Executive’s right of indemnification or coverage under Dell’s Directors and Officers liability insurance, within 21 days of being presented with such an Agreement and Release. Dell will have no obligation to offer or pay a severance to any Executive who resigns from Dell for any reason or is terminated by Dell for Cause (as defined herein), and all provisions of this Agreement, including paragraph 4a, will remain in full force and effect with respect to any such Executive.

Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code Section 409A”), then any payment under this Agreement that is considered “non-qualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made within 30 days following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of the Executive’s death (the “Delay Period”), to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the previous sentence shall be paid to Executive in a lump sum. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with the Code Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. While this Agreement is intended to comply with Code Section 409A, neither Dell or any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your entitlements under this Agreement, including, but not limited to, under Code Section 409A.

For purposes of this agreement, “Cause” means: (a) a violation of Executive’s obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets; (b) an act or omission by Executive resulting in Executive being charged with a criminal offense which constitutes a felony or involves moral turpitude or dishonesty; (c) conduct by Executive which constitutes gross neglect, insubordination, willful misconduct, or a breach of Dell’s Code of Conduct or a fiduciary duty to Dell or its shareholders; or (d) Dell Senior Management’s determination that Executive violated state or federal law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination.

During Executive’s employment with Dell, Dell agrees to provide Executive with Sensitive Information (as that term is defined below) and to associate Executive with Dell’s good will.

2. “Sensitive Information” means that subset of Dell confidential and proprietary information, and trade secrets that is not generally disclosed to non-management employees of Dell. Sensitive Information includes, but is not limited to, the following:

a. Technical information of Dell, its customers or other third parties that is in use, planned, or under development, such as but not limited to: manufacturing and/or research processes or strategies (including design rules, device characteristics, process flow, manufacturing capabilities and yields); computer product, process and/or devices (including device specification, system architectures, logic designs, circuit implementations); software product (including operating system adaptations or enhancements, language compilers, interpreters, translators, design and evaluation tools and application programs); and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions and similar items;

b. Business information of Dell, its customers or other third parties, such as but not limited to: actual and anticipated relationships between Dell and other companies; financial information (including sales levels, pricing, profit levels and other unpublished financial data); global procurement processes, strategies or information; information relating to customer or vendor relationships (including performance requirements, development and delivery schedules, device and/or product pricing and/or quantities, customer lists, customer preferences, financial information, credit information; and similar items;

c. Personnel information of Dell, such as but not limited to: information relating to employees of Dell (including information related to staffing, performance, skills, qualifications, abilities and compensation); key talent information; scaling calls; organizational human resource planning information; and similar items; and

d. Information relating to future plans of Dell, its customers or other third parties, such as but not limited to: marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; potential acquisitions; and similar items.

3. Executive agrees not to use, publish, misappropriate, or disclose any Sensitive Information, or other confidential information, proprietary information or trade secrets during or after Executive’s employment, except as required in the performance of Executive’s duties for Dell or as expressly authorized in writing by Dell.

4. To protect Sensitive Information, Executive agrees to the following restrictive covenants:

a. While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, in any geographic region for which Executive had direct or indirect responsibility on behalf of Dell or in any geographic region for which Executive had Sensitive Information, perform duties or services for a Direct Competitor, whether as an employee, consultant, principal, advisor, board member or any other capacity, that are substantially similar to the duties or services Executive performed for Dell at any time during the last twenty-four months of Executive’s employment with Dell, or that require Executive to use, disclose or otherwise take advantage of any Sensitive Information obtained in the course of Executive’s employment with Dell.

b. While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, directly or indirectly, solicit (or assist another in soliciting) (i) any of Dell’s customers or prospective customers with whom Executive had contact on behalf of Dell during the last twelve months of Executive’s employment with Dell; or (ii) any of Dell’s customers or prospective customers about whom Executive had any Sensitive Information during the last twenty-four months of Executive’s employment with Dell.

c. While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, encourage (or assist another in encouraging) any supplier, business partner, or vendor of Dell with whom Executive had any contact on behalf of Dell within the last twenty-four months of Executive’s employment with Dell or about whom Executive had any Sensitive Information to terminate or diminish its relationship with Dell.

d. While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, directly or indirectly solicit (or assist another in soliciting) for employment, consulting, or other service engagement any employee, contractor, or consultant of Dell or any person who was an employee, contractor, or consultant of Dell at any time during the last twenty-four months of Executive’s employment with Dell.

e. While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, directly or indirectly advise, assist, attempt to influence or otherwise induce or persuade (or assist another in advising, attempting to influence or otherwise inducing or persuading) any person employed by Dell to end his or her employment relationship with Dell.

For purposes of all agreements between Dell and Executive, the term “Direct Competitor” means any of the following companies: Accenture, Acer, Apple, CDW, Cognizant, Computer Sciences Corporation, EMC, Hewlett-Packard, IBM, Infosys, Lenovo, Oracle, Tata, and Wipro. Once each calendar year during Executive’s employment and again within 14 days following Executive’s termination of employment, Dell shall have the right to add or substitute new companies, provided, however, that in no event will the number of company competitors exceed 25.

5. Executive represents and agrees that, following the end of Executive’s employment with Dell, Executive will be willing and able to engage in employment not prohibited by this Agreement. If Executive subsequently desires to pursue an opportunity prohibited by the terms of this Agreement, Executive agrees to make written request to Dell’s Human Resources Senior Vice President for a modification of the restrictions contained in this Agreement prior to pursuing the opportunity, such request to include the name and address of the entity or business concern involved (if any) and the title, nature, and duties of the activity Executive wishes to pursue.

6. Dell and Executive agree and believe that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect Dell’s Sensitive Information, goodwill, and Dell’s other legitimate business interests. If a court of competent jurisdiction holds this not to be the case, Dell and Executive agree that the terms of this Agreement are hereby automatically reformed and rewritten to the extent necessary to make the Agreement valid and enforceable. Dell and Executive also agree to request that the Court not invalidate or ignore the terms of this Agreement but instead to honor this provision by reforming or modifying any overbroad or otherwise invalid terms to the extent needed to render the terms valid and enforceable and then enforcing the Agreement as reformed or modified. It is the express intent of Dell and Executive that the terms of this Agreement be enforced to the full extent permitted by law.

7. Executive acknowledges and agrees that a violation of this Agreement would cause irreparable harm to Dell, and Executive agrees that Dell will be entitled to an injunction restraining any violation or further violation of such provisions. In this connection, Executive covenants that Executive will not assert in any proceeding that any given violation or further violation of the covenants contained in this Agreement: (i) will not result in irreparable harm to Dell; or (ii) could be remedied adequately at law. Dell’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

8. This agreement supplements Executive’s other agreements regarding the protection of Dell’s sensitive, confidential or proprietary information, trade secrets and good will and supersedes any prior agreements entitled “Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement.” No waiver of this Agreement will be effective unless it is in writing and signed by Dell’s Chief

Executive Officer. This Agreement may not be superseded by any other agreement between Executive and Dell unless such agreement specifically and expressly states that it is intended to supersede the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Executive and Dell.

9. This Agreement will not be effective until you have acknowledged and agreed to the terms and conditions set forth herein by executing this Agreement in the space provided below. Once signed, please fax the Agreement to 512-283-1990.

I have carefully read this Agreement. I understand and accept its terms. I agree that I will continue to be bound by the provisions of this Agreement after my employment with Dell has ended.

/s/ Rory P. Read		Rory P. Read
Signature		Dell Executive Printed Name

March 19, 2015
Date

Dell Inc.

By:	/s/ Samuel A. Guess
Samuel A. Guess
VP, Compensation and Benefits

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